EXHIBIT 23




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated March 15, 1996, accompanying the consolidated financial statements and schedules incorporated by reference or included in the Annual Report of Allied Research Corporation on Form 10-K for the year ended December 31, 1995. We hereby consent to the incorporation by reference of said report in the Registration Statements of Allied Research Corporation on Forms S-8 (File No. 2-96771, effective April 22, 1985, File No. 33-25677 effective December 14, 1988, File No. 33-45303 effective January 24, 1993, File No. 33-41422 effective June 27, 1992, File No. 33-57172 effective January 19, 1994, and File No. 33-57170 effective January 19, 1994).



Grant Thornton LLP



Baltimore, Maryland
March 15, 1996

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